FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this "**Amendment**") is made and entered into this 29th day of September, 2015, by and between Granite Meridian LLC, a Delaware limited liability company, ("**Landlord**") and Cross Country Healthcare, Inc., a Delaware corporation ("**Tenant**").

BACKGROUND

WHEREAS, Meridian Properties, a Michigan partnership ("**Original Landlord**") and Cross Country Staffing, a Delaware partnership ("**Original Tenant**") entered into that certain Lease dated April 28, 1997, as amended by that certain Amendment to Lease dated May 1, 2002, that certain Second Amendment to Lease dated February 17, 2007, and that certain Third Amendment to Lease dated May 14, 2008 (the "**Third Amendment**" and, collectively, the "**Lease**"), pursuant to which Tenant is leasing all of the 70,406 rentable square feet of space (the "**Premises**") in the building located at 6551 Park of Commerce, Boca Raton, Florida, (the "**Building**") as more particularly described in the Lease; and

WHEREAS, Landlord is the successor-in-interest to all of Original Landlord's right, title and interest in, on and under the Lease and Tenant is the successor-in-interest to all of Original Tenant's right, title and interest in, on and under the Lease; and

WHEREAS, the Lease is scheduled to expire on May 1, 2018; and

WHEREAS, Landlord and Tenant have agreed, among other things, to extend the term of the Lease and otherwise modify certain provisions of the Lease, all pursuant to the terms and conditions as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. **Construction.** Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Lease.

2. **Extension of Term.** The term of the Lease is hereby extended for a period commencing on May 2, 2018 and ending on December 31, 2025 (the "**Extension Term**"), unless sooner terminated in accordance with the terms of the Lease. The Extension Term shall be on the same terms and conditions contained in the Lease except as expressly set forth herein.

3. **Base Rent**. Commencing retroactively on July 1, 2015 (the "**Revised Rent Commencement Date**"), Tenant shall, subject to Paragraph 4 below, pay to Landlord Base Rent for the Premises as set forth below and as otherwise required pursuant to the terms of the Lease:

Period	Annual Base Rent	Monthly Base Rent
7/1/15-6/30/16	$1,196,902.00	$99,741.83
7/1/16-6/30/17	$1,232,809.06	$102,734.09
7/1/17-6/30/18	$1,269,793.33	$105,816.11
7/1/18-6/30/19	$1,307,887.13	$108,990.59
7/1/19-6/30/20	$1,347,123.75	$112,260.31
7/1/20-6/30/21	$1,387,537.46	$115,628.12
7/1/21-6/30/22	$1,429,163.58	$119,096.97
7/1/22/-6/30/23	$1,472,038.49	$122,669.87
7/1/23-6/30/24	$1,516,199.64	$126,349.97
7/1/24-6/30/25	$1,561,685.63	$130,140.47

Additionally, Tenant shall pay to Landlord the sales or privilege tax required under applicable law, including but not limited to Florida Statutes Section 212.031 and any amendments or replacements thereof.

4. **Rent Abatement.** Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease (after expiration of any applicable grace period), Tenant shall be entitled to an abatement of fifty percent (50%) of Base Rent and fifty percent (50%) of Tenant's Operating Payment for the period commencing on the Revised Rent Commencement Date and ending on June 30, 2016 (the aggregate amounts abated in accordance with the provisions of this paragraph shall be referred to as the "**Abated Rent**"). In the event Tenant defaults under the Lease, after the expiration of applicable notice and cure periods, the Abated Rent shall become immediately due and payable without prejudice to any other remedies of Landlord.

5. **AS IS.** Tenant acknowledges and agrees that the Premises are in good order and satisfactory condition as of the date hereof, subject to any latent defects of which Tenant is not aware. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant except as set forth in the Lease and as set forth in Paragraph 6 below.

6. **Allowance.** Landlord shall provide Tenant with an allowance in an amount not to exceed Two Million Four Hundred Sixty-Four Thousand Two Hundred Ten and no/100 Dollars ($2,464,210.00), which amount represents $35.00 per square foot of the Premises, for the completion of certain improvements in the Premises and costs incurred by Tenant in connection with relocation expenses related to the Premises in accordance with the terms and conditions of Exhibit A attached hereto and made a part hereof. Tenant shall not be required to remove any improvements installed as part of Tenant's Work (as defined in Exhibit A) at the expiration of the term of the Lease.

7. **Option to Renew.** Tenant has exercised its two (2) renewal options set forth in Section 1 of Article 3 of the Lease. Landlord hereby grants to Tenant an additional right to renew the Lease pursuant to the terms of this paragraph.

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(a) Tenant shall have the right to extend the Extension Term for one (1) additional term of five (5) years (the "**Renewal Term**"), upon the same terms and conditions as are herein provided, except that (i) Base Rent during the first year of the Renewal Term shall be at an annual rate equal to the annual Fair Market Rent (as hereinafter defined) for the Premises for the first year of the Renewal Term, and such annual rate may be subject to annual increases, to the extent consistent with Fair Market Rent, (ii) Tenant shall have no option to renew the Lease beyond the expiration of the Renewal Term, and (iii) the Premises shall be delivered in their existing condition (on an "as is" basis") at the time the Renewal Term commences. Such right shall be exercised by Tenant by giving written notice to Landlord at least nine (9) months but not more than twelve (12) months prior to the expiration date of the Extension Term. Time shall be of the essence for the exercise of such option. Tenant shall have no further right to extend or renew the Lease. Base Rent during each year of the Renewal Term (after the first year of the Renewal Term) shall be increased based on Fair Market Rent.

(b) **Fair Market Rent**. For the purposes of this Paragraph, "Fair Market Rent" shall mean the Base Rent, on a so called "net" basis, that would be paid by a willing tenant, not compelled to lease, and accepted by a willing landlord, not compelled to lease, for the Premises as of the commencement date of the Renewal Term and for each year of the Renewal Term. Fair Market Rent shall be reasonably determined by Landlord in a notice (the "**Fair Market Rent Notice**") delivered to Tenant not later than six (6) months prior to the commencement of the Renewal Term.

(c) **Dispute of Fair Market Rent**. In the event Tenant shall elect to dispute Landlord's determination of the Fair Market Rent, Tenant shall be required to notify Landlord of such dispute in writing (the "**Dispute Notice**") within thirty (30) days after delivery to Tenant of the Fair Market Rent Notice. The Dispute Notice shall contain, among other things, Tenant's proposed Base Rent for each year of the Renewal Term ("**Tenant's Proposed Rent**"). Failure by Tenant to so notify Landlord of Tenant's dispute shall be deemed to constitute Tenant's acceptance thereof. If Tenant shall timely notify Landlord of Tenant's dispute, then the determination of Fair Market Rent shall be resolved as hereinafter set forth. If such resolution concerning Fair Market Rent shall not be concluded prior to the commencement of the Renewal Term, Tenant shall nevertheless pay all Base Rent and Additional Rent to Landlord with respect thereto from and after the commencement of the Renewal Term, which shall include Base Rent as specified in the Fair Market Rent Notice. If the Fair Market Rent as determined as set forth below is greater than or less than that specified in the Fair Market Rent Notice, then such adjustment as shall be needed to correct the amount previously paid by Tenant on such overpaid or underpaid amount, as the case may be, computed from the date of such overpayment or underpayment, as the case may be, to the date of refund or payment, as appropriate, shall be made in a payment by the appropriate party within thirty (30) days after the final determination.

(d) **Broker Resolution**. Landlord and Tenant shall use good faith efforts to agree upon the Base Rent for the Renewal Term within twenty (20) days after Landlord's receipt of the Dispute Notice. If the parties are unable to agree upon the Base Rent for the Renewal Term within such twenty (20) day period, then each party shall appoint,

within five (5) days after the expiration of such twenty (20) day period, an independent real estate broker ("**Broker**") who is licensed in the State of Florida, specializes in the field of commercial office space leasing in Boca Raton, Florida, has at least seven (7) years of experience and is recognized within the field as being reputable and ethical. Should either party fail to appoint a Broker within this time period, the Broker timely appointed shall reach a decision and that decision shall be binding on the Landlord and Tenant. The two (2) Brokers shall appoint a third Broker within five (5) days of their appointment, who shall be qualified under the same criteria set forth above. The three (3) Brokers shall, within ten (10) days of the 3rd Broker's appointment, reach a decision as to the Fair Market Rent for the Renewal Term, which shall not be more than Landlord's determination of the Base Rent, as set forth in the Fair Market Rent Notice, or less than Tenant's Proposed Rent and shall notify the parties of their decision. The decision of the majority of the three (3) Brokers shall be binding upon Landlord and Tenant. All costs of the Brokers shall be at Tenant's sole cost and expense.

(e) **Conditions**. Tenant may exercise its option to renew hereunder, and an exercise thereof shall be only effective, if at the time of Tenant's exercise of the option and on the commencement date of the Renewal Term, the Lease is in full force and effect and there are no events or circumstances which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under the Lease, and inasmuch as this option is intended only for the benefit of the tenant executing this Amendment (the "**Current Tenant**"), the entire Premises are occupied by the Current Tenant, and Current Tenant has neither assigned the Lease nor sublet any portion of the Premises. Notwithstanding the foregoing, Landlord may, in its sole discretion, accept Tenant's exercise of such option even if all of the criteria set forth are not satisfied.

(f) **Documentation**. If Tenant has validly exercised its renewal right hereunder, then, within fifteen (15) business days after the request by either party to be delivered in no event prior to the date on which Fair Market Rent is determined, Landlord and Tenant shall enter into a written amendment of the Lease confirming the terms, conditions and provisions applicable to the Renewal Term as determined in accordance herewith.

8. **Holding Over**. Notwithstanding Section 1 of Article 21 of the Lease, or any other provision of the Lease, to the contrary, Tenant's sole obligation for holding over will be limited to paying rent equal to one and one-half times the Base Rent in effect during the last Lease Year of the term, as extended or renewed, and such obligation shall not commence until the ninety-first (91st) day of such holdover. During the first ninety (90) days of such holdover, Tenant shall continue to pay all Rent as required under the Lease. Without limiting the foregoing, in no event shall Tenant be liable to Landlord for consequential or punitive damages as a result of such holding over, provided that Tenant shall nonetheless be obligated to vacate the Premises notwithstanding any payment made by Tenant pursuant to this Paragraph 8.

9. **Parking**. Notwithstanding Section 4 of Article 8 of the Lease to the contrary, Landlord and Tenant acknowledge and agree that, as result of Tenant installing a Generator (as defined and as set forth in the Third Amendment) there are three hundred and sixty-two (362) parking spaces within the parking facility (and not three hundred and sixty-seven parking

spaces). From and after the date hereof, the number "367" in Section 4 of Article 8 of the Lease is deleted and replaced with "362".

10. **REIT**. Landlord and Tenant hereby agree that it is their intent that all Rent due under the Lease shall qualify as "rents from real property" within the meaning of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended, (the "Code") and the U.S. Department of the Treasury Regulations promulgated thereunder (the "Regulations"). In the event that (i) the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, shall be changed so that any Rent no longer so qualifies as "rent from real property" for purposes of either said Section 512(b)(3) or Section 856(d) or (ii) Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as "rents from real property" for the purposes of either said Sections 512(b)(3) or 856(d), such Rent shall be adjusted in such manner as Landlord may require so that it will so qualify; provided, however, that any adjustments required pursuant to this Paragraph shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment; and provided further, that, if the Rent cannot be adjusted as described above and such inability to adjust the Rent results in an adverse effect upon Landlord or its mortgagee, then Landlord shall have the option to terminate the Lease upon ninety (90) days' prior written notice to Tenant. If such notice shall be given, then the Lease shall terminate on the ninetieth (90th) day after the date of such notice, all with the same force and effect as if such date were the expiration date specified in the Lease, as amended hereby. The parties agree to execute such further commercially reasonable instrument as may reasonably be required by Landlord in order to give effect to the foregoing provisions of this Paragraph.

11. **OFAC**. Tenant represents, warrants and covenants that neither Tenant nor any of its, officers, directors, or members (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury ("OFAC") pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) ("Order") and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii)is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of "Designated Nationals" as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted,

arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

12. **Non-Affiliation Representation**. Tenant represents and warrants that Tenant is neither a PNC Entity or a BlackRock Entity (each as hereinafter defined) nor an Affiliate (as hereinafter defined) of a PNC Entity or a BlackRock Entity. Tenant covenants that Tenant will not become a PNC Entity or a BlackRock Entity or an Affiliate of a PNC Entity or a BlackRock Entity. Tenant further agrees that Tenant will not assign the Lease or sublease all or any portion of the Premises to a PNC Entity or a BlackRock Entity or to an Affiliate of a PNC Entity or a BlackRock Entity without Landlord's prior written consent, which consent may be withheld in its sole and absolute discretion. As used herein, (a) "BlackRock Entity" means BlackRock, Inc. and any entity controlling, controlled by or under common control with BlackRock, Inc. (and the parties agree that this definition shall include any institutional fund managed by a BlackRock Entity), (b) "PNC" means The PNC Financial Services Group, Inc., a Pennsylvania corporation, and (c) "PNC Entity" means PNC and any entity controlling, controlled by or under common control with PNC (and the parties agree this definition shall include any institutional fund managed by a PNC Entity). Additionally, as used in this Paragraph only, the term "Affiliate" shall mean any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person and the term "Person" shall mean any individual, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or other comparable business entity, and the heirs, executors, administrators, legal representatives, successors and assigns of any of the foregoing where the context so permits.

13. **Notices to Landlord.** Notwithstanding anything to the contrary in the Lease all notices to Landlord shall be sent to the following parties at the following addresses only and otherwise in accordance with the terms of the Lease:

Granite Meridian LLC
c/o Terranova Corporation
801 Arthur Godfrey Road, Suite 600
Miami Beach, FL 33140
Attention: Mr. Stephen Bittel

With a copy to:

Granite Meridian LLC
c/o BlackRock Realty Advisors, Inc.
40 E. 52nd Street, 17th Floor
New York, New York 10072
Attention: Granite Fund – Asset Manager
Attention: Granite Fund -- General Counsel

With a copy to:

Holland & Knight LLP

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131 South Dearborn Street
30th Floor
Chicago, Illinois 60603
Attention: David B. Allswang, Esq.

14. **Warranty**. Tenant warrants that it currently has no claims against Landlord and that Tenant has had no dealings with any broker except Cushman & Wakefield of Florida, Inc. in connection with this Amendment and agrees to defend, with counsel approved by Landlord, indemnify and save Landlord harmless from and against any and all costs, expense or liability for any compensation, commission or charges (including, without limitation, reasonable attorney's fees) claimed by any broker or agent who claims to have represented Tenant with respect to this Amendment.

15. **THIS SECTION INTENTIONALLY OMITTED.**

16. **Full Force and Effect**. Except as specifically modified herein, all other terms and conditions of the Lease shall remain in full force and effect and are hereby ratified, and confirmed.

17. **Inconsistencies**. In the event of inconsistencies between the Lease and this Amendment, this Amendment will take precedence.

18. **Successors and Assigns**. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns.

19. **Authority**. The person executing and delivering this Amendment on behalf of each party represents and warrants that he has full power, authority and right to do so on behalf of such party.

20. **Construction**. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

21. **Headings**. Section headings contained herein are for convenience or reference only and shall not govern the interpretation of any of the provisions contained herein.

22. **Counterparts**. This Amendment may be executed by each of the parties hereto in separate counterparts and have the same force and effect as if all of the parties had executed it as a single document. Counterparts to this Amendment may be executed and delivered by .pdf or facsimile transmission.

23. **Consent**. Any consent, permission or approval of Landlord to the extent expressly required under the Lease shall not be unreasonably withheld, conditioned or delayed. Adequate reason in writing shall be given if consent is refused.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date set forth above.

Witnesses as to Landlord:

____

Print Name: Adam Asher

Donald J Smith Jr

Print Name: ______________________

LANDLORD:

GRANITE MERIDIAN LLC, a Delaware limited liability company

By: BlackRock Granite Property Fund, L.P., a Delaware limited partnership, its Sole Member

By: BlackRock Granite Property Fund, LLC, a Delaware limited liability company, its General Partner

By: BlackRock Granite Property Fund, Inc., a Maryland corporation, its Sole Member

By: BlackRock Realty Advisors, Inc., a Delaware corporation, its Investment Manager

By: ______________________
Name: Christopher Aiken
Title: Director

Witnesses as to Tenant:

____

Print Name: ______________________

____

Print Name: ______________________

TENANT:

CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation

By: ______________________
Name: ______________________
Title: ______________________

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date set forth above.

Witnesses as to Landlord:

____
Print
Name:______________________

____
Print
Name:______________________

LANDLORD:

GRANITE MERIDIAN LLC, a Delaware limited liability company

By: BlackRock Granite Property Fund, L.P., a Delaware limited partnership, its Sole Member

By: BlackRock Granite Property Fund, LLC, a Delaware limited liability company, its General Partner

By: BlackRock Granite Property Fund, Inc., a Maryland corporation, its Sole Member

By: BlackRock Realty Advisors, Inc., a Delaware corporation, its Investment Manager

By:______________
Name:__________
Title:___________

Witnesses as to Tenant:

Susan E. Ball
Print
Name: Susan E. Ball

[signature]
Print
Name: Amy Vaneik D

TENANT:

CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation

By: [signature]
Name: William Burns
Title: CFO

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EXHIBIT A

TENANT'S WORK

1. **Tenant's Work**. Tenant, at its sole cost and expense, subject to the application of the Tenant Improvement Allowance, shall perform or cause to be performed the improvements in the Premises ("**Tenant's Work**") provided for in the Plans (as defined in Paragraph 2 hereof) submitted to and approved by Landlord in writing. The Tenant's Work shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable laws, ordinances, rules and other governmental requirements. Tenant shall commence the construction of the Tenant's Work promptly following completion of the preconstruction activities provided for in Paragraph 2 below and shall diligently proceed with all such construction.

2. **Preconstruction Activities**.

(a) On or before the date Tenant commences construction of the Tenant's Work, Tenant shall submit the following information and items to Landlord for Landlord's review and approval:

(i) a detailed construction schedule containing the major components of the Tenant's Work and the time required for each, including the scheduled commencement date of construction of the Tenant's Work, milestone dates and the estimated date of completion of construction;

(ii) an itemized statement of the estimated construction cost, including permits and architectural and engineering fees;

(iii) the names and addresses of Tenant's contractors (and the contractors' subcontractors) to be engaged by Tenant for construction of the Tenant's Work ("**Tenant's Contractors**"). Landlord has the right to approve or disapprove Tenant's Contractors, which approval shall not be unreasonably withheld. Tenant shall not employ as Tenant's Contractors any persons or entities reasonably disapproved by Landlord. Tenant shall employ as Tenant's Contractors only those persons or entities so approved. Landlord may, at its election, designate a list of approved contractors for performance of work involving structural systems, from which Tenant must select its contractors for such work;

(iv) certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord; and

(v) the Plans for the Tenant's Work and the Additional Improvements, which Plans shall be subject to Landlord's approval in accordance with Paragraph 2(c) below.

(b) Tenant will update such information and items by notice to Landlord of any changes.

(c) As used herein, the term "Plans" shall mean full and detailed architectural plans and specifications covering the Tenant's Work (including, without limitation, architectural and working drawings for the Tenant's Work) and, to the extent necessary for the Tenant's Work, engineering, mechanical and electrical drawings. The Plans shall be subject to Landlord's prior written approval and the approval of all local governmental authorities requiring approval, if any. Landlord shall give its approval or disapproval (giving general reasons in case of disapproval) of the Plans within ten (10) business days after receipt thereof by Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord's opinion: (i) the Tenant's Work are likely to affect adversely Premises systems, the structure of the Premises or the safety of the Premises and its occupants; (ii) the Tenant's Work would violate any governmental laws, rules or ordinances; (iii) the Tenant's Work contain or use hazardous or toxic materials; or (vi) the Tenant's Work would adversely affect the appearance of the exterior of the Premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar to or dissimilar from the foregoing. Landlord shall cooperate with Tenant by discussing or reviewing preliminary plans and specifications, at Tenant's request prior to completion of the full, final detailed Plans, in order to expedite preparation of the final Plans and the approval process. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall, within seven (7) business days thereafter, submit to Landlord for its approval the Plans as amended in accordance with the changes so required. The Plans shall also be revised, and the Tenant's Work shall be changed, to incorporate any work required in the Premises by any local governmental field inspector. Landlord's approval of the Plans shall in no way be deemed to be a representation or warranty of Landlord that such Plans are adequate for any use or comply with any applicable laws, ordinances or regulations or other governmental requirements; or be deemed to be an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements.

(d) No Tenant's Work shall be undertaken or commenced by Tenant in the Premises, as applicable, until:

(i) the Plans have been submitted to and approved by Landlord;

(ii) all necessary building permits have been obtained by Tenant and any other permits required by city and county governmental authorities having jurisdiction over the Premises have been obtained by Tenant;

(iii) all required insurance coverages have been obtained by Tenant, but failure of Landlord to receive evidence of such coverage upon commencement of the Tenant's Work shall not waive Tenant's obligations to obtain such coverages;

(iv) items required to be submitted to Landlord prior to commencement of construction of the Tenant's Work have been so submitted and have been approved, where required;

(vi) Landlord has given written notice that construction of the Tenant's Work can proceed, subject to such reasonable conditions as Landlord may impose.

3 **Change Orders.** All changes to the final Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Tenant's Work. All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the commencement of the Lease or the rental and other obligations therein set forth.

4 **Standards of Design and Construction and Conditions of Tenant's Performance.** All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 4, except as the same may be modified in the Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant's Plans and all design and construction of the Tenant's Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards. Approval by Landlord of the Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard.

(b) Tenant shall obtain, at its own cost and expense, all required building permits and, when construction has been completed, shall obtain, at its own cost and expense, an occupancy permit for the Premises, which permit shall be delivered to Landlord. Tenant's failure to obtain such permits shall not cause a delay in the commencement of the Lease or the rental and other obligations therein set forth.

(c) Tenant's Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship.

(d) Landlord shall have the right, but not the obligation, to perform on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any work (i) which Landlord deems to be necessary on an emergency basis, (ii) which pertains to structural components, building systems or the general utility systems for the Premises, (iii) which pertains to the erection of temporary safety barricades or signs during construction, or (iv) which pertains to patching of the Tenant's Work.

(e) Tenant shall use only new, first-class materials in the construction of the Tenant's Work, except where explicitly shown otherwise in the Plans approved by Landlord and Tenant. Tenant shall obtain warranties of at least one (1) year's duration from the completion of the Tenant's Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Tenant's Work.

(f) Tenant and Tenant's Contractors shall take all precautionary steps to minimize dust, noise and construction traffic and to protect their facilities and the facilities of others affected by the construction of the Tenant's Work and to properly police same. Construction equipment and materials are to be kept indoors, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Premises.

(g) Landlord shall have the right to order Tenant to order any of Tenant's Contractors who violate the requirements imposed on Tenant or Tenant's Contractors in performing work to cease work and remove its equipment and employees from the Premises. No such action by Landlord shall delay the commencement of the Lease or the rental and other obligations therein set forth.

(h) Utility costs or charges for any service (including HVAC, hoisting or freight elevator and the like) to the Premises shall be the responsibility of Tenant from the date Tenant is obligated to commence or commences the Tenant's Work and shall be paid for by Tenant at Landlord's rates.

(i) Tenant shall permit access to the Premises, and the Tenant's Work shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors and other representatives at all times during the period in which the Tenant's Work are being constructed and installed and following completion of the Tenant's Work.

(j) Tenant shall notify Landlord upon completion of the Tenant's Work and shall furnish Landlord with such further documentation as may be necessary under Paragraph 6 below.

(k) Tenant shall have no authority to deviate from the Plans in performance of the Tenant's Work and the Additional Improvements, except as authorized by Landlord and its designated representative in writing. Tenant shall furnish to Landlord "as-built" drawings of the Tenant's Work and the Additional Improvements within thirty (30) business days after completion thereof.

(l) Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Premises, to repair, alter, replace or remove the same.

(m) Tenant shall impose on and enforce all applicable terms of this Exhibit A against Tenant's architect and Tenant's Contractors.

5 **Insurance and Indemnification.**

(a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant's Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within Premises, insurance in the following minimum coverages and limits of liability:

(i) workers' compensation and employers' liability insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant's Contractors from liability under the aforementioned acts;

(ii) comprehensive or commercial general liability insurance (including contractors' protective liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them; and

(iii) comprehensive automobile liability insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired or non-owned, in an amount not less than $500,000.00 for each person in one accident and $1,000,000.00 for injuries sustained by two or more persons in any one accident, and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them.

(b) "all risk" builder's risk insurance upon the entire Tenant's Work and the Additional Improvements to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant's Work and the Additional Improvements and shall insure against the perils of fire and extended coverage and shall include "all risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If portions of the Tenant's Work and the Additional Improvements are stored off the site of the Building or in transit to said site are not covered under said "all risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant's Work and the Additional Improvements, as applicable. Any loss insured under said "all risk" builder's risk insurance is to be adjusted with Landlord and

Tenant and made payable to Landlord as trustee for the insureds, as their interests may appear.

(c) Upon completion of the Tenant's Work, Tenant shall insure the Tenant's Work at their full replacement value as part of Tenant's insurance policy for "improvements and betterments".

All policies (except the workers' compensation policy) shall be endorsed to include as additional insured parties Landlord and its beneficiaries, their partners, directors, officers, employees and agents, Landlord's contractors, Landlord's architects, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workers' compensation policy) to be obtained by Tenant pursuant to this Paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or nonrenewal of coverage (except that ten (10) days' notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(d) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law, Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Landlord's contractors and Landlord's architects and their respective partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Tenant's Work and the Additional Improvements or the entry of Tenant or Tenant's Contractors into the Building and the Premises, including, without limitation, mechanics' liens or the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant's Contractors and death of or bodily injury to persons or damage to the property of Tenant, Tenant's Contractors and their respective employees, agents, invitees or licensees or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

6 **Tenant Improvement Allowance**

(a) Provided that Tenant is not then in default under the Lease beyond the expiration of any applicable notice and grace periods, Landlord shall provide Tenant with an improvement allowance not to exceed Two Million Four Hundred Sixty-Four Thousand Two Hundred Ten and no/100 Dollars ($2,464,210.00), which amount represents $35.00 per square foot of the Premises ("**Tenant Improvement Allowance**") for actual, verifiable, out-of-pocket Construction Costs (as hereinafter defined) incurred by Tenant for the Tenant's Work. The "Construction Costs" shall be deemed to mean and include the following costs incurred by Tenant in completion of the Tenant's Work: (1) all soft and hard costs and expenses pertaining to the completion of the Tenant's Work

and tenant's relocation to the Premises, including, but not limited to, costs charged by third party project/construction managers, contractors, subcontractors and other parties for material and labor, (2) architectural and engineering fees, (3) costs of permits, licenses and other governmental approvals required for the performance of the Tenant's Work, and (4) furniture, fixtures and equipment located in the Premises. Subject to the provisions of Paragraph 6(b) below, the Construction Costs shall be paid by Landlord to Tenant after Landlord has received the documents required in Paragraph 6(b) below. Tenant shall be solely and exclusively responsible for all Construction Costs which exceed the amount of the Tenant Improvement Allowance and any costs of completing the Tenant's Work that do not qualify as Construction Costs. Landlord shall not charge any supervisory fee or construction management fee in connection with the completion of the Tenant's Work.

(b) Periodically, after completion of a portion of the Tenant's Work, but not more frequently than once every thirty (30) days, Tenant may submit to Landlord a payment request consisting of the following (**"Draw Documentation"**): (i) a written certification signed by Tenant stating the work performed or materials provided with respect to the Tenant's Work or other costs incurred as set forth in clause "(a)" above; the amounts theretofore paid thereon (with receipted invoices or other evidence supporting the payment of such amounts); and the amount requested for the current disbursement to Tenant; and (ii) originals or partial waivers of lien from each of Tenant's contractors and all materialmen and vendors requesting payment covering such requested payment. Landlord will approve or disapprove the Draw Documentation, or portions thereof, within ten (10) business days of Landlord's receipt thereof. Landlord's approval shall not be withheld if the Draw Documentation complies with the terms hereof. If Landlord disapproves any of such documentation, Landlord shall notify Tenant in writing and in detail of the reason therefor. Thereafter, to the extent such documentation is approved or resubmitted by Tenant and then approved by Landlord, payment shall be made within thirty (30) days following receipt by Landlord of the payment request and Draw Documentation. In connection with such payment request, Landlord shall pay the amount of the payment request up to the amount of the remaining Tenant Improvement Allowance.

(c) Upon completion of the Tenant's Work, Tenant shall furnish Landlord with the documentation required in Paragraph 6(b) and with final waivers of liens and contractors' affidavits, in such form as is required to release any such lien rights, from each of Tenant's contractors and all materialmen and vendors performing labor or supplying materials or services in connection with the Tenant's Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises. Additionally, upon Landlord's request therefor, Tenant shall furnish Landlord with "as built" drawings of the Tenant's Work.

(d) If any portion of the Tenant Improvement Allowance has not been disbursed to Tenant as of the earlier of: (i) completion of Tenant's Work and delivery of written notice from Tenant to Landlord that Tenant has completed Tenant's Work; or (ii) June 30, 2016 such undisbursed portion of the Tenant Improvement Allowance shall be a

credit to Base Rent next due and payable under the Lease, provided in no event shall such credit exceed $352,030.00.

7 **Miscellaneous.**

(a) Except as expressly set forth herein or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Premises.

(b) Time is of the essence under this Exhibit A.

(c) Notices under this Exhibit A shall be given in the same manner as under the Lease.

(d) The liability of Landlord hereunder or under any amendment hereto or any instrument or document executed in connection herewith (including, without limitation, the Lease) shall be limited to and enforceable solely against Landlord's interest in the Premises.

(e) The headings set forth herein are for convenience only.

(f) Upon the expiration of the Term or earlier termination of the Lease, all Tenant's Work constructed by Tenant shall become the sole and exclusive property of Landlord, and, accordingly, Tenant shall not be required to remove the Tenant's Work or restore the Premises to its original condition as it existed prior to the construction of the Tenant's Work upon the expiration of the Lease Term or earlier termination of the Lease, unless Landlord notifies Tenant otherwise in writing